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                                                                EXHIBIT 23(g)(4)

                               CUSTODIAN CONTRACT

         This Contract is between BARR ROSENBERG SERIES TRUST, hereinafter called the "Trust," a business trust organized and existing under the laws of Massachusetts, having its principal place of business at 4 Orinda Way, Suite 300E, Orinda, California 94563, on behalf of its AXA ROSENBERG INTERNATIONAL EQUITY FUND, hereinafter called the "Fund," and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110, hereinafter called the "Custodian,"

WITNESSETH:

         WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Custodian has acted as custodian of the assets of certain series of the Trust pursuant to other custodian contracts between the Trust, on behalf of such series, and the Custodian; and

         WHEREAS, the Trust, on behalf of its Japan Series, and the Custodian entered into such a contract, hereinafter called the "Japan Series Contract," dated _______, pursuant to the terms of which the parties agreed that the Custodian would act as custodian of the assets of such Japan Series; and

         WHEREAS, the Trust has recently added the Fund as a new series of beneficial interest in a portfolio of securities and other assets and desires that the Custodian act as custodian of the


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assets of the Fund, pursuant to the terms, conditions and provisions of the
Japan Series Contract; and

         WHEREAS, the Custodian desires to act as custodian of the assets of the Fund pursuant to such terms and conditions;

         NOW THEREFORE, in consideration of the mutual covenants and agreements referenced herein, the parties hereto agree as follows:

         Reference us made to the Japan Series Contract, as described above, and the terms, conditions, provisions and mutual covenants and agreements contained therein. The Trust, on behalf of the Fund, and the Custodian hereby agree that the terms, conditions, provisions and mutual covenants and agreements contained in the Japan Series Contract will apply to the custody of the assets of the Fund by the Custodian and that for such purposes the Fund and the Custodian will be bound by a separate agreement in precisely the form as the Japan Series Contract as if every reference therein to the Japan Series were a reference to the Fund.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed as of the ___ day of ___________, 2000.


ATTEST                                       BARR ROSENBERG SERIES TRUST

___________________________                  By____________________________
                                             Title:

ATTEST                                       STATE STREET BANK AND TRUST COMPANY
___________________________                  By____________________________
                                             Title:

A copy of the Trust's Agreement and Declaration of Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.


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